                                  EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
U.S. Physical Therapy, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-63446, 33-63444, 33-91004, 33-93040, 333-30071, 333-64159, 333-67680,
333-67678, 333-82932, 333-103057, 333-113592 and 333-116230) on Form S-8 of U.S.
Physical Therapy, Inc. of our report dated March 4, 2004, with respect to the consolidated balance sheet of U.S. Physical Therapy, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of net income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2003, and the related consolidated financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of U.S. Physical Therapy, Inc.

                                                       KPMG LLP

Houston, Texas
March 15, 2005